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                                 EXHIBIT 10.11
MARKETING AND DISTRIBUTION AGREEMENT DATED DECEMBER 17, 1996, BETWEEN INGENICO,
            S.A., INTERNATIONAL VERIFACT INC. AND IVI INGENICO INC.
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                      MARKETING AND DISTRIBUTION AGREEMENT

            THIS AGREEMENT MADE AS OF THE 7TH DAY OF DECEMBER, 1996.

B E T W E E N:

                            INGENICO
                           incorporated under the laws of France,
                           (hereinafter called "Ingenico")

                                                               OF THE FIRST PART

-AND-

                            INTERNATIONAL VERIFACT INC.
                           continued under the laws of Canada,
                           (hereinafter called "IVI")

                                                              OF THE SECOND PART

-AND-

                            IVI INGENICO INC.
                           (hereinafter called "Latin Newco")

                                                              OF THE THIRD PART.

    WHEREAS Ingenico and IVI have entered into a Master Alliance Agreement dated of even date herewith (the "Master Alliance Agreement");

    AND WHEREAS such Master Alliance Agreement contemplates Ingenico and IVI entering into a Marketing and Distribution Agreement;

    NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree with each other as follows:

                                   ARTICLE 1
                                 INTERPRETATION

    1.1 DEFINITIONS. Unless otherwise defined herein, all of the terms having initial capital letters and defined in the Master Alliance Agreement shall have the meanings ascribed to them therein. In addition to the definitions incorporated herein by reference as aforesaid or defined in the text hereof, the following terms shall have the following meanings:

        (A) "Agreement" means this Marketing and Distribution Agreement, and all schedules and instruments supplemental hereto or any amendment or confirmation hereof.

        (B) "Delivery Point" means the delivery point into a Distributor's Territory of ordered Products, as specified by the Distributor with respect to each Product order.

        (C) "Distributor" means either Party (or Latin Newco) in its capacity as distributor vis a vis the other Party acting in the capacity of Supplier.

        (D) "Future Products" means either IVI Future Products or Ingenico Future Products as may be dictated by the context in which such reference appears.

        (E) "Group" means either Groupe Ingenico or IVI Group as may be dictated by the context in which such reference appears.

        (F) "Performance Criteria" means either the Performance Criteria for Ingenico, the Performance Criteria for IVI or the Performance Criteria for Latin Newco as may be dictated by the context in which such reference appears.
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        (G) "Person" means an individual, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning.

        (H) "Supplier" means either Party in its capacity as manufacturer, vendor or source of supply vis a vis the other party acting in the capacity of Distributor.

        (I) "Term" means the term of this Agreement including renewals.

    1.2 ACCOUNTING TERMS. Accounting terms shall be construed in accordance with United States generally accepted accounting principles consistently applied.

    1.3 INCORPORATION OF SCHEDULES. Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement, as they may be amended from time to time. The Schedules to this Agreement are the following:

        Schedule "A"    Selected IVI Products

    1.4 EXTENDED MEANINGS. As used herein, each gender shall include all genders, and words importing the singular shall include the plural and vice versa as the context shall require.

    1.5 U.S. CURRENCY. Except as otherwise expressly stated, all dollar amounts referred to in this Agreement are in United States currency.

    1.6 TRADE TERMS. Undefined words and abbreviations which have well-known technical trade meanings are used herein in accordance with such recognized meanings in the electronic funds and benefits transfer at point of service industry.

    1.7 GROUPE INGENICO AND IVI GROUP. Each of Ingenico and IVI respectively shall take all steps, undertake all proceedings and enter into all such agreements as may be necessary in order to cause all entities comprised in Groupe Ingenico and IVI Group to fulfill all of the obligations of Ingenico and IVI respectively in this Agreement and in agreements comprised in the Schedules to this Agreement, including without limitation pertaining to ownership of intellectual property, compliance with the terms of technology licenses, and compliance with confidentiality obligations. Notwithstanding the foregoing, Ingenico shall be unconditionally responsible for any and all acts of Groupe Ingenico and IVI shall be unconditionally responsible for any and all acts of the IVI Group.

                                   ARTICLE 2
                           APPOINTMENT AND ACCEPTANCE

    2.1 INGENICO APPOINTMENT OF IVI. Subject to the terms hereof, Ingenico appoints IVI as distributor, and IVI hereby accepts, to market, distribute, sell and/or lease the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology in the IVI Territory during the Term. IVI shall not have the right to manufacture any Ingenico Product in the IVI Territory or elsewhere, unless a license to manufacture is granted except in furtherance of its rights to use for manufacturing and other purposes any escrowed materials released in accordance with the provisions of any escrow agreement entered into by the Parties pursuant to the Technology License Agreement.

    2.2 IVI APPOINTMENT OF INGENICO. Subject to the terms hereof, IVI appoints Ingenico as distributor, and Ingenico hereby accepts, to market, distribute, sell and/or lease the IVI Products, IVI Future Products and IVI Technology in the Ingenico Territory during the Term. Ingenico shall not have the right to manufacture any IVI Product in the Ingenico Territory or elsewhere, unless a license to manufacture is granted.

    2.3  EXCLUSIVITY

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        (A) Subject to the paragraphs below, the rights granted to a Distributor under either subsection 2.1 or 2.2 above shall be exclusive with respect to the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology in the case of IVI and the Selected IVI Products in the case of Ingenico.

        (B) A Supplier shall have the right to enter into any arrangement with any other Person to market, distribute and sell any Product and Future Products, either jointly with a Distributor as agent, or independently or in any other capacity whatsoever:

           (I) outside the other Party's Territory at any time; and

           (II) A- in the case of IVI as Supplier, inside the Ingenico Territory, in the event that Ingenico is in default of the Performance Criteria for Ingenico; and

               B- in the case of Ingenico as Supplier, in Canada and the U.S.A only, in the event that IVI in default of the Performance Criteria for IVI.

        (C) Notwithstanding the provisions of subsections (a) and (b) above, and subject to Section 2.7, IVI's exclusive right to market and distribute the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology, on an exclusive basis shall be terminated in the event that either:

           (I) IVI does not adopt and incorporate the Unicapt Technology into Future IVI Smart Card Terminals in accordance with the provisions of the Technology License Agreement, and actively promote the Unicapt Technology in the IVI Territory or

           (II) revenues generated by IVI from sales of the Ingenico Products, Ingenico Future Products, Ingenico Technology and Unicapt Technology in Canada and the U.S.A are less than 20%, 50% or 60% of the Performance Criteria for IVI in the first, second or third calendar years respectively of the Term;

           provided that such distribution rights shall continue on a non-exclusive basis for the remainder of the Term.

        (D) In addition to any rights it may have pursuant to (b) above, IVI retains the right to market distribute, sell and/or lease worldwide and to permit others to market, distribute, sell and/or lease worldwide:

           (I) IVI Products and IVI Technology, which are not identified by Ingenico on or before December 31, 1997, as Selected IVI Products or Selected IVI Technology and IVI Future Products which are not selected by Ingenico; and

           (II) Selected IVI Products for which Ingenico has not generated actual reoccurring sales in the Ingenico Territory on or before December 31, 1998, except for IVI Products and IVI Future Products containing Unicapt Technology.

        (E) Notwithstanding the foregoing, and subject to Section 2.5, Ingenico's exclusive right to market and distribute the Selected IVI Products on an exclusive basis shall be terminated in the event that revenues generated by Ingenico from sales of the Selected IVI Products in the Ingenico Territory are less than 20%, 50% or 60% of the Performance Criteria for Ingenico in any year of the Term of this Agreement, provided that such distribution rights shall continue on a non-exclusive basis for the remainder of the Term of this Agreement.

        (F) Notwithstanding the foregoing, Ingenico shall not market and distribute in the IVI Territory, Ingenico Products or Ingenico Future Products incorporating IVI Technology, except through IVI or Latin Newco.

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    2.4  LATIN NEWCO.  The Parties agree that marketing and distribution of their respective Products in Latin America shall be conducted by Latin Newco as Distributor on behalf of both Ingenico and IVI in their capacity as Suppliers in accordance with the provisions of the Latin America Shareholder Agreement and this Agreement, MUTATIS MUTANDIS.

    2.5 RIGHT OF SELECTION OF IVI PRODUCTS: As soon as practicable, but in any event not later than December 31, 1997, Ingenico shall provide a written notice to IVI as to which of the IVI Products Ingenico shall market and distribute in the Ingenico Territory, pursuant to this Agreement. A Schedule "A" to this Agreement setting out the Selected IVI Products shall be attached to this Agreement at such time. IVI shall advise Ingenico of any IVI Future Products and in such cases Ingenico may also select such products to become IVI Selected Products. Any such IVI Future Products which are selected by Ingenico shall be set out in Schedule "A" to this Agreement.

    In the event that Ingenico does become an exclusive distributor of Selected IVI Products in the Ingenico Territory a business plan for the marketing of Selected IVI Products in the Ingenico Territory shall be reviewed annually, commencing in October of each year, and approved by the Parties by no later than the following January 31st. Revisions to the Performance Criteria for Ingenico, and for Sales and performance targets for Selected IVI Products shall be subject to mutual agreement between the Parties. Ingenico shall commit resources to achieve the Performance Criteria for Ingenico for 1997, 1998 and 1999. In the event that the Performance Criteria for Ingenico are not so mutually agreed by the Parties for any year, they shall, for each subsequent year, be equal to the Performance Criteria for Ingenico established by mutual agreement for the prior year, increased by 10% for each of the successive years during the term of this Agreement. Notwithstanding Clause 2.3(e) should the Performance Criteria for Ingenico, or any mutually agreed sales performance targets not be achieved in any year, IVI shall notify Ingenico of its recommendation for optional improvements in order to obtain such targets the following year. In addition, prior to any loss of exclusivity for Ingenico based on failure to comply with this Section 2.5 with respect to sales of the Selected IVI Products in the Ingenico Territory, IVI shall notify Ingenico on or before each October 1, that the level of sales of Selected IVI Products are not satisfactory to IVI. Ingenico shall commit resources, supported by IVI to achieve the Performance Criteria for Ingenico at such time and to the extent Ingenico selects IVI Products and IVI Future Products.

    2.6 RIGHT OF SELECTION OF IVI TECHNOLOGY: As soon as practicable, but in any event not later than December 31, 1997, Ingenico shall provide a written notice to IVI as to whether and to what extent it is electing to utilize the IVI Technology in the Ingenico Products thereafter. To the extent Ingenico does not elect to so utilize the IVI Technology IVI shall thereafter be entitled, in its sole discretion, to license the IVI Technology to such third parties in the Ingenico Territory as IVI shall determine.

    2.7 PERFORMANCE CRITERIA FOR IVI: IVI shall commit resources to achieve the Performance Criteria for IVI for 1997, 1998 and 1999. The business plans for the sale and marketing of Ingenico Products in the IVI Territory shall be reviewed annually in October, commencing October 1997, and approved by the Parties by no later than the following January 31. Revisions to the Performance Criteria for IVI, and Performance Criteria for Latin Newco, and for sales and performance targets for Ingenico Products in the IVI Territory thereafter, shall be subject to mutual agreement between the Parties. In the event that the Performance Criteria for IVI, or the Performance Criteria for Latin Newco are not so mutually agreed by the parties for any year, they shall, for each subsequent year, be equal to the Performance Criteria for IVI or Performance Criteria for Latin Newco, as the case may be, established by mutual agreement for the prior year, increased by 10%, for each of the successive years during the term of the Marketing and Distribution Agreement. Notwithstanding clause 2.3(c)(ii) should the Performance Criteria for IVI, or Performance Criteria for Latin Newco, as the case may be, or any mutually agreed sales performance targets not be achieved in any year, Ingenico shall notify IVI of its recommendations for operational improvements in order to achieve such targets for the following year. In addition, prior to any loss of exclusivity for IVI, which may only occur with respect to Canada and the United States, based on failure to comply with this Section 2.7 with respect to sales of the Ingenico Products in Canada and the United

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States, Ingenico shall notify IVI on or before each October 1 commencing October
1, 1997 that the level of sales of Ingenico Products in Canada and the United States is not satisfactory to Ingenico.

                                   ARTICLE 3
                                NON-COMPETITION

    3.1 NON-COMPETITION OF IVI: Except as indicated on Schedule "J" to the Master Alliance Agreement, during the term of this Agreement, including any renewal thereof, IVI shall not, either directly or indirectly, and shall not permit any member of the IVI Group, to develop, distribute, market or manufacture any smart card-based transactional system with application to payment systems, loyalty, electronic benefit transfer systems, or terminal systems for smart card technology, except utilizing the Ingenico Technology and Unicapt Technology. IVI shall not, either directly or indirectly, and shall not permit any member of the IVI Group, to develop, distribute or market, in the Ingenico Territory, any IVI Future Products, which incorporates Unicapt Technology, other than those that become a Selected IVI Product.

    3.2 NON-COMPETITION OF INGENICO: In the event that Ingenico elects to become an exclusive licensee of Selected IVI Technology pursuant to Section 2.6 hereof, it shall not thereafter, either directly or indirectly, and shall not permit any member of Groupe Ingenico, to develop, distribute, market or manufacture any products in competition with IVI Technology except utilizing either the Ingenico Technology, Unicapt Technology or the IVI Technology

    3.3 NON-SOLICITATION OF EMPLOYEES: During the term of the Agreement and for a period of one year thereafter, neither Ingenico nor IVI shall solicit or induce current employees of the other to accept employment or provide contract services to any member of the IVI Group or Groupe Ingenico, except with the mutual written approval of both Ingenico and IVI. Notwithstanding the foregoing, both Ingenico and IVI consent to the employment of Jean-Pierre Chabanel by IVI.

    3.4 EXTRA-TERRITORIAL SALES: Each party, in its capacity as Distributor, shall not through any agents sell any of the Products of the Supplier outside the Distributor's Territory or, knowingly, or, if it has reason, to believe that such Products might be so resold, to first notify in writing the other Party of that fact and in such event the Parties agree to enter into mutually satisfactory arrangements which ensure that the customer's interests are satisfied and the objectives, and terms and conditions of this Agreement are respected. Each Party, acting as Supplier, shall not through any agents sell any of the Supplier's Products to be sold by the Distributor hereunder within the Distributor's Territory or if it has reason to believe that such Products might be so resold, to first notify in writing the other Party of that fact and in such event the Parties agree to enter into mutually satisfactory arrangements which ensure that the customer's interests are satisfied and the objectives, and terms and conditions of this Agreement are respected.

                                   ARTICLE 4
                           MARKETING RESPONSIBILITIES

    4.1 DISTRIBUTOR'S OBLIGATIONS. In its capacity as Distributor of the other Party's Products, each Party agrees to dedicate its commercially reasonable best efforts to promote in every reasonable manner at its own expense the sale of the respective Supplier's Products throughout the Distributor's Territory and to comply with the Supplier's policy as made known from time to time to the Distributor regarding advertising and sales promotion.

    4.2 SUPPLIER'S OBLIGATIONS. Each Party, insofar as it is the Supplier of Products, agrees to assist the other party as Distributor in the marketing of such Products in the Distributor's Territory by:

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        (F) ensuring that sales brochures, parts catalogues, service manuals and other literature relative to the Products, including advertising artwork (in all media, but only to the extent owed by the Supplier), are made available to the Distributor at no charge, together with such sales and service training as a Distributor may reasonably request for its sales and service personnel; and

        (G) acquainting the Distributor with such new methods of selling and new applications for the Products as may be recommended by the Supplier.

    4.3 In its capacity as Distributor of the other Party's Products, each party agrees to dedicate its commercially reasonable best efforts to localize the Product to comply with regulatory approvals for their Territory.

    4.4 All technical and marketing documentation shall be provided by the Supplier to the Distributor in the English language and such other languages as may be available.

                                   ARTICLE 5
                       SPECIAL OBLIGATIONS OF THE PARTIES

    5.1 JOINT OBLIGATIONS: Each party agrees that it will dedicate its commercially reasonable best efforts to achieve the following joint objectives in cooperation with the other Party:

        (H) as Distributor, to:

           (I) market and distribute the other Party's Products in the applicable Territory in accordance with this Agreement;

           (II) furnish end users such instructions as to the operation, routine maintenance and use of the Supplier's Products as the Supplier shall have provided to the Distributor in accordance with the provisions hereof;

           (III) to meet or exceed its respective Performance Criteria;

        (I) as Supplier, to:

            (i) ensure that its Products comply with market requirements, standards, pricing and functionality;

            (ii) make available a reasonable supply of parts and support for the Supplier's Products in the Distributor's Territory based on each Distributor's reported sales of the Supplier's Products in each region of the Distributor's Territory,

        (c) develop a marketing strategy, in the case of IVI for smart card products and technologies, and in the case of Ingenico for the Selected IVI Products, and to propose effective resources and organization in support of such strategy in order to become a leader in those respective domains.

    5.2 During the term of this Agreement, if an Ingenico Product or Ingenico Future Product exists which meets the requirements of the IVI Territory and is provided to IVI by Ingenico at prices which enable IVI to distribute such product at a price for the payment of all customs, duties and other taxes and fees, whether payable in local or foreign currency. The Distributor shall also be responsible for further transportation of the Products which is competitive in the market and allows IVI to make a reasonable return on such product, IVI shall not develop or sell its own product which is identical to the Ingenico Product or Ingenico Future Product and shall buy such product from Ingenico.

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                                   ARTICLE 6
                           CONTRACT RESPONSIBILITIES

    6.1 ASSUMPTION OF CONTRACT RESPONSIBILITIES. The assignment and assumption of contract responsibilities in respect of all Ingenico Customer Contracts and IVI Customer Contracts, (other than the agreement between Dassault Automatismes et Telecommunications and IVI dated September 29, 1995) as the case may be, including the administration of such Contracts and transmission of proceeds shall be governed by the provisions of the Master Alliance Agreement including, without limitation, the provisions of section 8.02(b)(ii). The Parties agree to take all steps necessary to terminate the Distribution Agreement between Ingenico and La Societe J.R.C. Marketing Inc. ("JRC") dated April 6, 1995 forthwith, and in any event no later than April 30, 1997, in a manner which is fair to all concerned. The Parties agree to share equally all reasonable costs incurred with respect to such termination.

                                   ARTICLE 7
                              CUSTOMER ASSISTANCE

    7.1 ENQUIRIES. In view of the mutual interests of the Parties in maintaining high standards of service to the customer, each Party, insofar as it is a Distributor, shall remain knowledgeable concerning the Products of the Supplier and shall be responsive to all customer inquiries respecting the Products, in accordance with the Supplier's reasonable instructions. To this end, each Party, insofar as it is a Supplier, shall provide, in accordance with the Distributor's request, reasonable technical support, selling assistance, application support to the Distributor at the cost of the Supplier, however the Distributor shall pay all reasonable, pre-approved out of pocket expenses, including, without limitation, travel expenses. If any such services are required for special situations, then the total cost of the services shall be negotiated by the Supplier and the Distributor.

    7.2  PROCEDURES.  Each party shall, in its capacity as Distributor:

        (a) carry out all procedures laid down by the Supplier from time to time governing pre-delivery preparation and delivery installation (if required) for all Products supplied by it;

        (b) ensure, in respect of all Products supplied by it, that the proposed user thereof is fully and properly instructed in all aspects of the operation and maintenance thereof and is provided with sufficient information in order that it may obtain the greatest benefit from the use of the Products; and

        (b) make the Distributor capable of installing, servicing, maintaining, and repairing to Supplier's Products in the Distributor's Territory and make available such installation, service, maintenance and repair in accordance with the standards, guidelines, techniques and inspections designated from time to time in the Supplier's instructions manuals, service manuals, operation and maintenance manuals and operating instructions furnished to the Distributor in accordance with the provisions of this Agreement.

                                   ARTICLE 8
                          ORDERS, SHIPMENT AND PAYMENT

    8.1 FORECAST. To assist the other Party as Supplier in the production scheduling for the manufacture and supply of each Product, each Distributor shall provide to the Supplier monthly during the Term, a twelve-month rolling forecast of the Distributor's estimated requirements for such Product together with a report on the respective Distributor's sales of such Product during the immediately preceding quarter, all in such form as the Supplier shall reasonably require.

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    8.2  MINIMUM ORDER.  All orders for Products shall be in the minimum order amount specified for each such Product by the Supplier from time to time, acting reasonably, and given in writing in such form as reasonably reflects the provisions of this Agreement.

    8.3 TERMS OF DELIVERY. Each Party in its capacity as Supplier shall use its commercially reasonable best efforts to supply Products ordered in accordance with this Agreement. The terms of delivery for Ingenico Products distributed by IVI shall be set forth in the Ingenico Price List set forth in Schedule "K" to the Master Alliance Agreement, and the terms of delivery for Selected IVI Products distributed by Ingenico shall be set forth in the IVI Price List set forth in Schedule "L" to the Master Alliance Agreement. The Supplier shall arrange for the delivery of all Products to the Delivery Point and shall arrange for all insurance in connection with such delivery. The Distributor shall have the opportunity to approve in advance the transporter and the insurance carrier.

    8.4 DEEMED DELIVERY. The date of delivery of the Product shall be deemed to be the date on which the Products arrive at the Delivery Point. If the Distributor or its representatives are not available on the date of arrival of the Products at the Delivery Point, the Supplier shall use its commercially reasonable best efforts to notify the Distributor about shipment of Products on the date of shipment, or as soon as practicable thereafter, provided that failure to so notify the Distributor shall not impose any liability on the Supplier nor effect the deemed delivery of the Product.

    8.5 IMPORTATION. The Distributor shall be responsible, at its expense, for the performance of customs clearance of the Products, including obtaining, if necessary, the applicable import license, and for the payment of all customs, duties and other taxes and fees, whether payable in local or foreign currency. The Distributor shall also be responsible for further transportation of the Products.

    8.6 CLAIMS ON QUANTITY, QUALITY, LOSS OR DAMAGE. If the Distributor raises any claims concerning quantity, quality, loss or damage to the Products, the Distributor shall submit to the Supplier a claim in writing which must be received by the Supplier within ninety (90) days of the date of the deemed delivery of the Products. The Supplier's liability in connection with such claim shall in no event exceed the Price of the Products with respect to which such claims are made.

    8.7 PRICE INCREASES. The Supplier in each instance may change the price of its Products from time to time upon giving the Distributor written notice thereof at least sixty (60) days in advance of the effective date of any such change, and the new prices shall be effective as to all orders accepted by the Distributor after the effective date as specified in such notice and to all orders accepted by the Distributor prior to the effective date to the extent of any Products specified to be shipped later than ninety (90) days after the effective date.

                                   ARTICLE 9
                            CHANGES IN SPECIFICATION

    9.1 CHANGES BY SUPPLIER. The Supplier may make modifications to the specifications of the Products or make improvements to them at any time and shall be under no obligation to apply the same to any Products previously purchased by the Distributor. The Supplier shall provide the Distributor full particulars in writing of any change in Product specifications at least sixty
(60) days prior to implementing such change.

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                                   ARTICLE 10
                                 NO PARTNERSHIP

    10.1 NO PARTNERSHIP. Nothing contained in this Agreement shall constitute Ingenico and IVI as partners. No Party shall have or shall represent that it has the authority or power to act for or to undertake or create any obligation or responsibility on behalf of the other Party, or shall represent that it is the agent or legal representative of the other Party, except as otherwise specifically provided in this Agreement.

                                   ARTICLE 11
                           TRADEMARKS AND TRADE NAMES

    11.1 USE BY DISTRIBUTOR. Subject to the terms and conditions of the Technology License Agreement, the Distributor shall have the right during the continuance of this Agreement and subject to due compliance with the provisions of this Section to use the Supplier's trade marks in promoting the sales of the Products in the Territory and for the purpose of describing itself as an official distributor or as an approved dealer and, except as permitted in writing by the Supplier, for no other purpose whatsoever.

    11.2  DISTRIBUTOR'S UNDERTAKINGS.  The Distributor agrees:

        (A) to comply with all reasonable instructions issued by the Supplier relating to the form and manner, but not the location, in which the Supplier's trade marks shall be used and to discontinue immediately upon notice from the Supplier any practice relating to the use of the Supplier's trade marks which in the Supplier's opinion would or might adversely affect the rights or interests of the Supplier or any associate company;

        (B) not to use or permit any entity controlled by it, other than Latin Newco, to use in its corporate or trading style or name any trade marks or trade names owned, used or adopted by the Supplier;

        (C) not to contest the title of the Supplier to any trade marks, trade names, copyrights and registrations used in connection with the Products, not to effect any registrations thereof, and not to take any action to the detriment of their respective interest therein;

        (D) not to effect or permit the removal, renewal or alteration of any trade marks or marks, patent numbers, notices, name plates or serial numbers affixed to any of the Products.

                                   ARTICLE 12
                              TERM AND TERMINATION

    12.1 TERM. This Agreement shall be for a period of ten (10) years, commencing January 1, 1997, and shall be automatically renewed for subsequent periods of five (5) years unless either Party provides written notice of non-renewal to the other not later than six (6) months prior to the expiry of the initial ten-year term, and the subsequent renewal periods, if any.

    12.2 CONTINUING OBLIGATION. Termination of this Agreement does not relieve a party of its obligations and liabilities existing at or accruing to the date of termination.

    12.3 TRANSITION ARRANGEMENTS. Upon Termination of this Agreement for whatever reason:

        (A) All amounts owed by a Distributor to a Supplier shall become immediately due and payable net of any amounts justly owed by a Supplier to a Distributor and all unfilled orders of Products for purchase by a Distributor specifying shipment dates beyond sixty (60) days after termination shall be deemed terminated without liability on the part of either Party.

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        (B) The right of a Distributor to act as a distributor for a Supplier shall cease and a Distributor shall immediately discontinue all use of a Supplier's trade names and trade marks, and a Distributor shall return to a Supplier all price lists, catalogues, sales literature, operating and service manuals, advertising literature and other materials relating to the Products, except that, notwithstanding the foregoing, a Distributor shall have the right to, for a reasonable period not to exceed one hundred and twenty (120) days, sell any Products remaining in inventory to the extent the same are not repurchased by a Supplier pursuant to subsection 12.3(c) below.

        (C) If desired by a Distributor or a Supplier will repurchase from a Distributor all of a Supplier's Products (to the extent that the same are in new and original condition) then in a Distributor's inventory, F.O.B. a Distributor's facilities, and a Supplier shall repay to a Distributor the actual price paid for such returned Products less any and all amounts then owing, for whatever reason, by a Distributor to a Supplier.

        (D) Except to the extent of selling any remaining inventory of Products as permitted by subsection 12.3(b) above, a Distributor shall not thereafter represent or hold itself out as being an authorized distributor for the Products or engage in any practices which might make it appear that a Distributor is still such an authorized distributor.

    12.4 SUBSEQUENT ORDERS. The acceptance by a Supplier of orders after notice of termination, if given hereunder, shall be separate transactions and shall not operate as a renewal or revival of this Agreement or as a waiver of any provision hereof.

    12.5 SUPPLY OF PARTS. Notwithstanding termination of this Agreement, a Supplier shall continue to make available to the Distributor on a basis which shall be reasonable, in particular with respect to pricing and availability, sufficient parts to permit the Distributor to continue, after the Term hereof, to supply maintenance services to end users in the Distributor's Territory.

    12.6 NO RELEASE. No termination of this Agreement shall in any manner whatsoever release, or be construed as releasing, any party from any liability to the other arising out of or in connection with a party's breach of, or failure to perform, any covenant, agreement, duty or obligation contained herein.

    12.7 SURVIVAL. Notwithstanding the termination or expiry of this Agreement, all rights and obligations of the Parties pursuant to sections 1, 5.1(b)(ii), 10.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 13.4, 13.5, 15.1 and 15.2
of this Agreement shall survive in full force and effect.

                                   ARTICLE 13
                                   WARRANTIES

    13.1 SPECIFICATIONS. All Products supplied to a party acting as Distributor hereunder shall be manufactured in accordance with suitable international standards of good workmanship and market requirements, and shall conform to the parties' agreed specifications or, failing specific agreement, to the Supplier's specifications. The Supplier shall provide the Distributor with full written specifications in respect of the quantifiable attributes of each of the Supplier's Products in order to enable the Distributor to monitor the quality of the Products received by it for conformity.

    13.2 RETURN BY DISTRIBUTOR. With respect to Products found by a Distributor to be defective prior to the Distributor's resale, the Supplier shall promptly replace the defective Products without charge or expense to the Distributor. Defective Products shall be returned to the Supplier.

    13.3 LIMITATION. THE SUPPLIER MAKES NO OTHER EXPRESS WARRANTY, AND THE SUPPLIER EXCLUDES AND DISCLAIMS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL IMPLIED WARRANTIES INCLUDING WITHOUT LIMITATION, IMPLIED

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
WARRANTIES IN CONNECTION WITH THE DESIGN, SALE, MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE OR USE. THE SUPPLIER SHALL NOT HAVE ANY OTHER LIABILITY FOR DIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR DAMAGES ARISING FROM PERSONAL INJURY, LOSS OR LIFE OR LOST PROFITS, AND ANY AND ALL LIABILITY OF THE SUPPLIER SHALL BE LIMITED TO THE COST OF THE REPAIR OR REPLACEMENT OF THE PRODUCTS.

    13.4 MUTUAL INDEMNITY. Each of the parties agrees to indemnify and hold harmless the other from and against any and all claims, demands, actions, causes of action, suits, proceedings, damages, losses and expenses (including reasonable legal fees and disbursements) relating to or arising out of a breach by the former party of any of the provisions of this Agreement, such indemnification to be governed by the provisions and procedures set forth in the Master Alliance Agreement (save and except the threshold amount, which shall be waived), and the aforesaid breaches to be included in the meaning of the term "Indemnity Event."

    13.5 In particular, if the Distributor makes any warranty or representation inconsistent with or in addition to the warranties stated in this
Section 13.5, the Distributor shall, at its own expense, defend and hold the Supplier harmless from any claim to the extent it is based upon such inconsistent or additional warranty or representation. In addition, the Distributor agrees to indemnify and save harmless the Supplier from and against any and all claims, liabilities, costs and damages of any kind or amount whatsoever (including reasonable legal fees and all litigation costs, regardless of outcome) which arise in connection with the performance of any servicing provided by the Distributor to the users of the Products other than in accordance with procedures established by the Supplier. The Supplier shall similarly indemnify the Distributor to the extent of claims relating to such servicing where the Distributor has complied with such procedures, such indemnification to be governed by the provisions and procedures set forth in the Master Alliance Agreement.

                                   ARTICLE 14
                                   INSURANCE

    14.1 SUPPLIER'S INSURANCE. In its capacity as Supplier, each Party shall furnish the other with satisfactory evidence demonstrating that the Supplier's product liability insurance shows the Distributor as a named insured and is both quantitatively and qualitatively satisfactory and keeping with types and amount of insurance carried by comparable manufacturers in the applicable region in the Distributor's Territory.

    14.2 DISTRIBUTOR'S INSURANCE. In its capacity as Distributor, each party shall furnish the other with satisfactory evidence demonstrating that the Distributor's liability insurance shows the manufacturer as a named insured and is both quantitatively and qualitatively satisfactory and in keeping with types and amounts of insurance carried by comparable distributors in the applicable region in the Distributor's Territory.

                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

    15.1 RIGHTS CUMULATIVE. Save and except for breaches or acts of omission by IVI constituting grounds for IVI's loss of exclusivity pursuant to Section 2.3(c) hereof, which loss of exclusivity shall be Ingenico's exclusive remedy for such breaches, acts or omissions, each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall

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
neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

    15.2 EXPENSES. Each Party hereto is responsible for its own legal, audit and due diligence fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties hereto, and the consummation of the transactions contemplated hereby.

    15.3 TIME OF THE ESSENCE. Time shall be of the essence in respect of this Agreement and the agreements and transactions contemplated herein.

    15.4 FURTHER ASSURANCES. Each of the parties hereto shall from time to time at the other's request and expense and without further consideration, execute and delivery such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

    15.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties among the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties hereto.

    15.6 APPLICABLE LAW. this Agreement shall be interpreted in accordance with the laws of the State of New York, United States of America, and shall be treated in all respects as a New York contract.

    15.7 NOTICES. Any notices required or permitted to be given hereunder shall be in writing and shall be effectively given by delivering same by prepaid mail, delivery by courier or sending same by telecopy or other similar form of electronic communication, addressed:

    (A) if to Ingenico, to it at:

        Ingenico
       9, quai de Dion Bouton
       92816 Puteaux Cedex
       France
       Attention: Jean-Jacques Poutrel
                President du Counseil
       Telecopy: 33 (1)47 72 56 95
       with a copy to:
       Smith Lyons
       Suite 5800, Scotia Plaza
       40 King Street West
       Toronto, Ontario, Canada
       M5H 3Z7
       Attention: R.G.S. Hull
       Telecopy: (416) 369-7250

    (B) if to IVI, to it at:

        International Verifact Inc.
       79 Torbarri Road
       Toronto, Ontario, Canada
       M3L 1B5

    Attention: L. Barry Thomson
                President and CEO

    Telecopy: (416) 245-9896
       with a copy to:
       Meighen Demers
       Box 11, Merrill Lynch Canada Tower
       Suite 1100
       200 King Street West
       Toronto, Ontario, Canada
       M5H 3T4
       Attention: Mark A. Convery
       Telecopy: (416) 977-5239

    (C) and if to Latin Newco, to each of IVI and Ingenico.

    Any such notice if sent by prepaid mail or courier shall be deemed to have been received by the addressee seven (7) days and two (2) days, respectively, following the day on which the notice was so sent, or if by telecopy or other similar form of communication on the day following the day on which the notice was so sent, provided that an acknowledgment of transmission is received by the sender. Any party hereto or others mentioned above may change any particulars of its address for notice from time to time by notice to the others in the manner aforesaid.

    15.8 SUCCESSORS AND ASSIGNS. This Agreement enures to the benefit of and is binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

    15.9 ASSIGNMENT. Subject to the rights of Groupe Ingenico and the IVI Group specified herein, this Agreement may not be assigned by either party hereto without the prior written consent of the other.

    15.10 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

    15.11  ARBITRATION.

        (A) BEST ENDEAVOURS TO SETTLE DISPUTES: In the event of any dispute, claim, question or difference arising between Ingenico and IVI in respect of the provisions, the subject matter, the interpretation, or the effect of this Agreement or any breach hereof, the parties shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to the parties.

        (B) ARBITRATION: Except as is expressly otherwise provided in this Agreement, if the parties do not reach a solution pursuant to Section 15.11(a) within a period of thirty (30) days, then upon written notice by either party to the other, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the American Arbitration Association Rules for the conduct of Arbitrations in effect at the date of the commencement of such arbitration, based upon the following:

           (I) the arbitration tribunal shall consist of one arbitrator appointed by each of the parties who is qualified by education and training to pass upon the particular matter to be decided, together with a third arbitrator appointed by the first two selected arbitrators;

           (II) the arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within thirty (30) days of the submission of such dispute to arbitration;

           (III) the arbitration shall take place in New York, New York;

           (IV) the arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

           (V) judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

    IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

                                              INGENICO

                                                   Per:  /s/

                                                   Per:  /s/

                                              INTERNATIONAL VERIFACT INC.

                                                   Per:  /s/

                                                   Per:  /s/

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